Exhibit 99.1

CONTACT:	William George	675 Bering Drive, Suite 400
	Chief Financial Officer	Houston, Texas 77057
713-830-9600
713-830-9696

FOR IMMEDIATE RELEASE

COMFORT SYSTEMS USA REPORTS SECOND QUARTER 2018 RESULTS

Houston, TX — July 26, 2018 — Comfort Systems USA, Inc. (NYSE: FIX), a leading provider of mechanical services including heating, ventilation, air conditioning, plumbing, piping and controls, today announced net income of $32.5 million or $0.87 per diluted share, for the quarter ended June 30, 2018, as compared to $18.0 million or $0.48 per diluted share, for the quarter ended June 30, 2017.   Earnings in the second quarter of 2018 included an $0.08 per diluted share benefit from a legal settlement.  The Company reported revenue of $535.0 million in the current quarter, as compared to $465.4 million in 2017.  The Company reported free cash flow of $25.4 million in the current quarter, as compared to $4.9 million in 2017.  Backlog as of June 30, 2018 was $1.23  billion as compared to $1.08  billion as of March 31, 2018 and $937.8 million as of June 30, 2017.

Brian Lane, Comfort Systems USA’s President and Chief Executive Officer, said, “This quarter we are reporting record earnings and revenue from exceptionally strong execution across our operations.  We achieved excellent cash flow this quarter, as well as a substantial sequential and year-over-year increase in our backlog. In light of our performance, we have further increased our dividend following our first quarter dividend increase.”

The Company reported net income of $49.2 million or $1.31 per diluted share, for the six months ended June 30, 2018, as compared to $25.4 million or $0.67 per diluted share, in 2017.  Earnings in the first quarter of 2018 included a $0.07 per diluted share increase due to a discrete tax item.  Earnings in the second quarter of 2018 included an $0.08 per diluted share benefit from a legal settlement.  The Company also reported revenue of $1.00  billion, as compared to $846.0 million in 2017.  Free cash flow for the six months ended June 30, 2018 was $24.1 million, as compared to $10.1 million in 2017.

Mr. Lane continued, “During 2018 we closed a number of acquisitions which, although not individually material, combine to give us added enthusiasm for our future.  During the first and second quarters we acquired four companies that we have combined with existing operations, and on July 1 we acquired a mechanical contractor in the Midwest that will help increase our industrial presence.  We believe these acquisitions will produce approximately $120 million of annualized revenue.  We also expect that these companies will perform at levels comparable to our existing operations; however, in light of the required amortization of intangibles, we do not expect these new operations to provide meaningful accretion to our earnings per share during the first four to six quarters of ownership.”

Mr. Lane concluded, “Underlying trends remain very positive, and we are committed to continue to invest and grow.  Above all, we remain grateful and deeply indebted to our team members who continue to demonstrate their extraordinary talent and commitment.”

As previously announced, the Company will host a webcast and conference call to discuss its financial results and position in more depth on Friday,  July 27, 2018 at 10:00 a.m. Central Time.  The call-in number for this conference call is 1-888-713-4217 and enter 68709019 as the passcode.  Participants may pre-register for the call at https://www.theconferencingservice.com/prereg/key.process?key=PP4YCNE9Y.  The Company anticipates that an accompanying slide presentation will also be available on the Company’s website at www.comfortsystemsusa.com under the Investor tab.  Pre-registrants will be issued a pin number to use when dialing in to the live call, which will provide quick access to the conference by bypassing the operator upon connection.  The call can also be accessed on the Company’s website at www.comfortsystemsusa.com under the Investor tab.  A replay of the entire call will be available until 3:00 p.m. Central Time, Friday,  August 3, 2018 by calling 1-888-286-8010 with the conference passcode of 70112987, and will also be available on our website on the next business day following the call.

Comfort Systems USA® is a premier provider of business solutions addressing workplace comfort, with 126 locations in 112 cities around the nation.  For more information, visit the Company’s website at www.comfortsystemsusa.com.

Certain statements and information in this press release may constitute forward-looking statements regarding our future business expectations, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” or other similar expressions are intended to identify forward-looking statements, which are generally not historic in nature. These forward-looking statements are based on the current expectations and beliefs of Comfort Systems USA, Inc. and its subsidiaries (collectively, the “Company”) concerning future developments and their effect on the Company. While the Company’s management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Company will be those that it anticipates. All comments concerning the Company’s expectations for future revenue and operating results are based on the Company’s forecasts for its existing operations and do not include the potential impact of any future acquisitions. The Company’s forward-looking statements involve significant risks and uncertainties (some of which are beyond the Company’s control) and assumptions that could cause actual future results to differ materially from the Company’s historical experience and its present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the use of incorrect estimates for bidding a fixed-price contract; undertaking contractual commitments that exceed the Company’s labor resources; failing to perform contractual obligations efficiently enough to maintain profitability; national or regional weakness in construction activity and economic conditions; financial difficulties affecting projects, vendors, customers, or subcontractors; the Company’s backlog failing to translate into actual revenue or profits; failure of third party subcontractors and suppliers to complete work as anticipated;  difficulty in obtaining or increased costs associated with bonding and insurance; impairment to goodwill; errors in the Company’s percentage-of-completion method of accounting; the result of competition in the Company’s markets; the Company’s decentralized management structure; material failure to comply with varying state and local laws, regulations or requirements; debarment from bidding on or performing government contracts; shortages of labor and specialty building materials; retention of key management; seasonal fluctuations in the demand for mechanical systems; the imposition of past and future liability from environmental, safety, and health regulations including the inherent risk associated with self-insurance; adverse litigation results; an increase in our effective tax rate; an information technology failure or cyber security breach; and other risks detailed in our reports filed with the Securities and Exchange Commission.

For additional information regarding known material factors that could cause the Company’s results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.

— Financial tables follow —

Comfort Systems USA, Inc.

Consolidated Statements of Operations

(In Thousands, Except per Share Amounts)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	(Unaudited)				(Unaudited)
	2018	%	2017	%	2018	%	2017	%
Revenue	$535,043	100.0%	$465,411	100.0%	$999,984	100.0%	$845,999	100.0%
Cost of services	423,860	79.2%	369,673	79.4%	799,748	80.0%	674,307	79.7%
Gross profit	111,183	20.8%	95,738	20.6%	200,236	20.0%	171,692	20.3%

SG&A	71,208	13.3%	66,599	14.3%	141,231	14.1%	129,846	15.3%
Goodwill impairment	—	—	—	—	—	—	1,105	0.1%
Gain on sale of assets	(200)	—	(126)	—	(411)	—	(280)	—
Operating income	40,175	7.5%	29,265	6.3%	59,416	5.9%	41,021	4.8%

Interest expense, net	(722)	(0.1)%	(1,013)	(0.2)%	(1,421)	(0.1)%	(1,392)	(0.2)%
Changes in the fair value of contingent earn-out obligations	(94)	—	(598)	(0.1)%	59	—	(624)	(0.1)%
Other income (expense)	3,985	0.7%	29	—	4,023	0.4%	47	—
Income before income taxes	43,344	8.1%	27,683	5.9%	62,077	6.2%	39,052	4.6%

Provision for income taxes	10,797		9,711		12,871		13,603
Net income	$32,547	6.1%	$17,972	3.9%	$49,206	4.9%	$25,449	3.0%

Income per share
Basic	$0.87		$0.48		$1.32		$0.68
Diluted	$0.87		$0.48		$1.31		$0.67

Shares used in computing income per share:
Basic	37,220		37,296		37,206		37,272
Diluted	37,605		37,705		37,617		37,714

Supplemental Non-GAAP Information — Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”) — (Unaudited) (In Thousands)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2018	%	2017	%	2018	%	2017	%

Net income	$32,547		$17,972		$49,206		$25,449
Provision for income taxes	10,797		9,711		12,871		13,603
Other expense (income), net	(3,985)		(29)		(4,023)		(47)
Changes in the fair value of contingent earn-out obligations	94		598		(59)		624
Interest expense, net	722		1,013		1,421		1,392
Gain on sale of assets	(200)		(126)		(411)		(280)
Goodwill impairment	—		—		—		1,105
Depreciation and amortization	10,482		10,760		19,722		16,899
Adjusted EBITDA	$50,457	9.4%	$39,899	8.6%	$78,727	7.9%	$58,745	6.9%

Note:  The Company defines adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) as net income,  provision for income taxes, other expense (income), net, changes in the fair value of contingent earn-out obligations, interest expense, net, gain on sale of assets, goodwill impairment and depreciation and amortization.  Other companies may define Adjusted EBITDA differently.  Adjusted EBITDA is presented because it is a financial measure that is frequently requested by third parties.  However, Adjusted EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, Adjusted EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Comfort Systems USA, Inc.

Condensed Consolidated Balance Sheets

(In Thousands)

	June 30,	December 31,
	2018	2017
	(Unaudited)

Cash and cash equivalents	$28,001	$36,542
Billed accounts receivable, net	455,596	382,867
Unbilled accounts receivable	42,237	—
Costs and estimated earnings in excess of billings	7,248	30,116
Other current assets	28,741	39,832
Total current assets	561,823	489,357
Property and equipment, net	91,898	87,591
Goodwill	205,162	200,584
Identifiable intangible assets, net	77,968	76,044
Other noncurrent assets	22,315	27,544
Total assets	$959,166	$881,120

Current maturities of long-term debt	$1,113	$613
Accounts payable	145,374	132,011
Billings in excess of costs and estimated earnings	133,962	106,005
Other current liabilities	137,863	135,099
Total current liabilities	418,312	373,728
Long-term debt	57,864	59,926
Other long-term liabilities	22,015	29,521
Total liabilities	498,191	463,175
Total stockholders’ equity	460,975	417,945
Total liabilities and stockholders’ equity	$959,166	$881,120

Selected Cash Flow Data (Unaudited) (In Thousands):

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Cash provided by (used in):
Operating activities	$33,667	$11,127	$37,518	$21,180
Investing activities	$(15,189)	$(89,653)	$(27,130)	$(94,751)
Financing activities	$(15,696)	$81,547	$(18,929)	$75,962

Free cash flow:
Cash from operating activities	$33,667	$11,127	$37,518	$21,180
Purchases of property and equipment	(8,535)	(6,569)	(14,123)	(11,646)
Proceeds from sales of property and equipment	295	313	661	605
Free cash flow	$25,427	$4,871	$24,056	$10,139

Note:  Free cash flow is defined as cash flow from operating activities less customary capital expenditures, plus the proceeds from asset sales.  Other companies may define free cash flow differently.  Free cash flow is presented because it is a financial measure that is frequently requested by third parties.  However, free cash flow is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, free cash flow should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.